Exhibit 99.1

True Nature Holding, Inc. DBA Mitesco, Inc. Announces New Nurse Practitioner Based Business Unit, Senior Team comes with Acquisition

Denver, CO, March 3, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- True Nature Holding, Inc. DBA Mitesco, Inc. (OTCQB: TNTY) (the “Company” or “True Nature”) announced today that it is opening a new business aimed at empowering nurse practitioners to have their own independent primary care clinics in States where full practice authority for nurse practitioners is supported. The business assets that become the new venture were developed by a group of senior healthcare executives who previously brought to scale the business known as Minute Clinic, now a part of CVS. The Company completed the acquisition effective March 3, 2020, and the new venture is formalized through the formation of a subsidiary named MyCare, LLC, and will be based in Minneapolis, Minnesota.

In addition to the new operating entity, the Company has formed Mitesco N.A., LLC, which will house all North American operations. For European acquisitions, the Company has formed Acelerar Healthcare Holdings, LTD., which is based in Dublin, Ireland and will house all European acquisitions. The Company has also filed for a name and stock symbol change with FINRA, changing the name from True Nature Holding, Inc. to Mitesco, Inc. with the requested stock symbol of “MITI”. Other than the change of the Company name for marketing purposes there are no other corporate actions planned.

Regarding the MyCare, LLC acquisition Larry Diamond, CEO of the Company, who is based in Minneapolis, explained, “Globally, there is a looming shortage of primary care providers. Already, several countries and roughly 23 States in the U.S. have modified the laws and regulations which permit Nurse Practitioners to operate independent primary care practices. Nurse Practitioners focus on direct patient care, patient education and helping people to manage their health more effectively. This shift in medical practice seeks to more quickly improve access to basic primary care and empower nurse practitioners to be leading-edge healthcare providers; and will change both the economics and outcomes for consumers. The team that will bring this business online has extensive experience in direct-to-consumer offerings, which we believe can allow for fast deployment and expansion both domestically and internationally.”

Michael C. Howe will lead the team of four who has successfully developed and deployed consumer care solutions, including the business now known as Minute Clinic, acquired by CVS in 2006. As CEO of the new business unit, Mr. Howe brings 30 years of consumer and healthcare experience including Minute Clinic, Arbys Restaurants and Verify Brand. According to Howe, "Expanding access to a primary care medical home has become a critical need in today's healthcare system. Advance Practice Nurse Practitioners are a valuable resource to resolve this need. MyCare with the support of Julie Smith, Larry Diamond and the Mitesco team will provide the infrastructure and business services required to assure the success of independent NP practices. We are truly excited about this new partnership."

Rebecca Hafner-Fogarty, MD, MBA, FAAFP will serve as Chief Medical Officer. Dr. Hafner brings valuable consumer health experience including senior roles at Minute Clinic as well as Zipnosis. Dr. Hafner-Fogarty is an experienced primary care physician, served on the Minnesota Board of Medical Practice for many years, and has a deep expertise in regulatory and policy issues in telemedicine and other healthcare innovation.

Kevin Lee Smith DNP, FNP, FAANP will serve as Chief Nurse Practitioner Officer, with previous experiences including founding Minute Clinic, and providing early stage informatics leadership at Zipnosis. Kevin has also been an active primary care Nurse Practitioner and served in faculty positions at the University of Minnesota throughout his career.

Jim “Woody” Woodburn, MD, MS is the President & Chief Operating Officer and has been key to the success of organizations including Minute Clinic, Applied Pathways (Acquired by Anthem AIM in 2017) and several other venture capital funded companies. In addition to his experience as an Emergency and Occupational Medicine physician leader, he was medical director at BCBS of MN and led employee health and wellness programs for over 12 years. He led the successful clinical expansion for MinuteClinic including the scalable provider ownership model and clinical quality management. “I am delighted to join my previous MinuteClinic partners in pushing the envelope of high-performance, high-touch and high-quality Nurse Practitioner led care models nationwide.”

About MyCare, LLC

The aging patient and physician population has created a severe shortage of primary care providers. As part of the nationwide solution to this problem, academic institutions have scaled upwards to train and graduate more Nurse Practitioners who are experienced, capable and credentialed to perform high quality primary care to millions of consumers today. Innovations in technology and education have allowed for an expansion of the “healthcare team” to better meet the growing demand for geriatric and general primary care. States and countries are evolving regulations that will enable Nurse Practitioners to provide the full scope of care that they have been trained to deliver. MyCare is developing standardized business management services that supply the infrastructure and resources necessary to rapidly open and to scale independent Nurse Practitioner clinics. The same digital technologies that catalyzed the development the health care team, will also support the development of independent Nurse Practitioner clinics as part of a patient centric integrated, interrelated and interconnected team of providers with specialty relationships and patient communication channels. Additionally, MyCare is enabling the future today by integrating care anywhere, anytime, using telehealth technology. In addition to a high touch personal relationship with a Nurse Practitioner, consumers will also be able to connect via text, email or video on demand. By combining these digital technologies, efficient business management support and infrastructure, the MyCare team will enable Nurse Practitioners to provide the highest quality of care to more people when and where they need it most.

The Mission of True Nature Holding, Inc. DBA Mitesco, Inc.

We have in development a suite of offerings aimed at enhancing healthcare throughout the supply chain and to end-users. We intend to acquire and implement technologies and services to improve the quality of care, reduce cost, and enhance consumer convenience. We are focused on developing a portfolio of companies that provide healthcare technology solutions and the team is adept at deal structures supportive of long-term organizational value. The holding company structure facilitates profitable growth and enables the acquired business to focus on scale. The TNTY portfolio of companies will apply leading-edge solutions that emphasize stakeholder value and leverages distinct sector trends.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimating or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:

www.truenatureholding.com
1-844-383-8689